UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2012

PACIFIC SUNWEAR OF CALIFORNIA, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)

(714) 414-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2012, Pacific Sunwear of California, Inc. (the “Company”) promoted Alfred Chang to Senior Vice President, Men’s Merchandising and Design. Mr. Chang, age 35, was previously the Vice President, Men’s Merchandising and Design, and will continue to be responsible for managing all aspects of merchandising and design for the Men’s division.

Mr. Chang joined the Company in 2006 as a Senior Buyer for Men’s Merchandising, was promoted to Director of Men’s Merchandising in 2007 and to Vice President of Men’s Merchandising in 2009.

In connection with his promotion, Mr. Chang’s base salary was increased to $325,000. He will have an annual incentive bonus opportunity based on the Company’s achievement of pre-set financial targets and his achievement of performance criteria to be established by the Chief Executive Officer. Mr. Chang’s target incentive bonus will be 50% of his base salary with a maximum target incentive bonus equal to 100% of his base salary.

Mr. Chang will be entitled to the following equity award grant, subject to the approval of the Compensation Committee of the Company’s board of directors: an award of 50,000 restricted shares of the Company’s common stock. The restricted stock award will vest, subject to Mr. Chang’s continued employment, in 25% installments on each of the first four anniversaries of the grant date.

Mr. Chang will also be entitled to participate in the Company’s benefit plans on terms consistent with those generally applicable to the Company’s other executives, including severance arrangements under the Company’s Executive Severance Plan, as amended, which was previously filed as Exhibit 10.12 to the Company’s Form 10-K filed with the SEC on April 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2012

PACIFIC SUNWEAR OF CALIFORNIA, INC.

/s/ CRAIG E. GOSSELIN
Craig E. Gosselin Senior Vice President, General Counsel and Human Resources